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                         INDEPENDENT AUDITORS' CONSENT



THE BOARD OF DIRECTORS
T-NETIX, INC.:

We consent to incorporation by reference in the registration statement
(No. 33-92642) on Form S-8 of T-NETIX, Inc. of our report dated October 10, 1997, relating to the consolidated balance sheets of T-NETIX, Inc. and subsidiaries as of July 31, 1997, and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1997, and our report dated October 10, 1997 relating to the consolidated financial statement Schedule II, which reports appear in the July 31, 1997, annual report on Form 10-K of T-NETIX, Inc.





                                    /s/ KPMG PEAT MARWICK LLP
                                        KPMG PEAT MARWICK LLP



Denver, Colorado
October 28, 1997